EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Eugene Heller
Chief Executive Officer	Silverman Heller
Associates
(714) 549-0421 x-261	(310) 208-2550
E-mail: dmatsui@shair.com

CERADYNE, INC. RECEIVES NEW THREE-YEAR CERAMIC BODY ARMOR CONTRACT

Initial Delivery Order $28 Million

Costa Mesa, Calif.—August 20, 2004—Ceradyne, Inc. (Company) (Nasdaq:CRDN) announced the receipt of a new 36-month Indefinite Delivery/Indefinite Quantity (ID/IQ) government contract for lightweight ceramic body armor with a maximum value of approximately $461 million. The Company also received an initial delivery order under this contract for over $28 million to be shipped during the first two months of 2005. The contract was awarded to Ceradyne by the U.S. Army Unique Missions Division, Aberdeen Proving Ground, Maryland.

Joel Moskowitz, Ceradyne chief executive officer, commented: “We expect to receive additional delivery orders on this contract later this year for delivery in 2005, and at the projected monthly shipment rate, we are forecasting shipments of more than $168 million from this contract in 2005. Should our expectations be met, we would have revenue visibility for body armor for the next few years, and this new multi-year contract would then become the largest of any kind received by Ceradyne to date.

“We believe that the Company’s capital investments to increase its hot press armor capacity earlier this year in Costa Mesa, California and its new Lexington, Kentucky factory will allow us to meet and exceed the government’s requirements.

“Furthermore, Ceradyne’s pending closure of the acquisition of the German ceramic company, ESK, assures us a supply of the finest boron carbide powders, which are the starting materials for Ceradyne’s armor system technology. The Company has been producing similar ceramic body armor components that are generally described as Small Arms Protective Inserts (SAPI) for the past three years. We continue to believe that Ceradyne’s SAPI, which uses the lightweight/hard boron carbide ceramic strike face, can defeat bullets that exceed the current specification.”

Moskowitz also noted: “Under an ID/IQ government type contract, the government is obligated to purchase only certain minimum quantities. Each delivery order, such as the initial Ceradyne $28 million order, is issued as a release against a maximum amount, which for this contract is $461 million total. Therefore, our projections of follow-on business under this contract anticipate receipt of additional releases, or delivery orders.”

Moskowitz further added: “Ceradyne is proud to have been awarded this contract and is confident that the Ceradyne armor systems that will be fielded in large quantities will save American lives.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the Securities and Exchange Commission.

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